FIRST AMENDMENT TO THE
PENN CAPITAL FUNDS TRUST TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT, effective as of July 17, 2017 to the Transfer Agent Servicing Agreement dated as of October 22, 2015 (the “Agreement”), is entered into by and between PENN Capital Funds Trust, a Delaware statutory trust, (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add funds; and

WHEREAS, Section 13 of the Agreement allows for its modification by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

PENN Capital Funds Trust	U.S. BANCORP FUND SERVICES, LLC
By: /s/ L. Matson	By: /s/ Michael L. Ceccato
Name: Lisa Matson	Name: Michael L. Ceccato
Title: Secretary	Title: Senior Vice President

Amended Exhibit A to the Transfer Agent Servicing Agreement

Fund Names

Separate Series of PENN Capital Funds Trust

Name of Series

PENN Capital Small/Mid Cap Equity Fund
PENN Capital Small Cap Equity Fund
PENN Capital Opportunistic High Yield Fund
PENN Capital Senior Floating Rate Income Fund
PENN Capital Defensive Short Duration High Income Fund
PENN Capital Micro Cap Equity Fund
PENN Capital Small Cap Value Equity Fund